Exhibit 99.1

CHAIRMAN’S REPORT

TO MY FELLOW SHAREHOLDERS:

As I complete my first year as the Chairman of your Board of Directors, many of my prior personal observations have become more sharply focused.

Namely, the Company is and has been well managed by your Board and the involvement of USA Risk, our day-to-day managers. The credit for this belongs to Ron Katch, our immediate past chairman, and the dedication and hard work of our Board members. Ron served on the AmerInst Board since its inception and it is clear from our performance that the Company has benefited from his foresight.

I would also like to personally acknowledge the work and dedication of Jerry Atkinson, who will be leaving the Board at our Annual General Meeting on June 10, 2008. During the last ten years, Jerry has chaired the Shareholder Relations committee and has been an integral part of the Company’s past, present and future growth.

The Company demonstrated continued financial strength in 2007:

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Our operating results were solidly profitable for the fifth consecutive year. The company paid a special dividend of $.70 per share in March 2007 and continued the regular dividend of $.90 per share. Our net income in 2007 and 2006 was $3,057,600 and $3,312,962 respectively. The annual regular dividend payout per share increased to $1.60 in 2007 from $0.90 in 2006. Our basic earnings per share were $4.05 per share in 2007 and $4.76 per share in 2006.

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AmerInst continues to maintain its strong financial position. In 2007, A.M. Best Company gave us a rating of A- (Excellent), for the 14th consecutive year. Over the last 14 years, we have maintained conservative underwriting leverage, which is better than peer comparisons. Our capital is invested in high-grade debt securities and listed equities with emphasis on safety of principal. Partially offsetting these positive rating factors were the company’s narrow spread of underwriting risk and high investment leverage. For a copy of A.M. Best’s Annual Rating Report, go to www.ambest.com or contact us at amerinst@vim.usarisk.com.

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The possibility always exists that a significant contraction could occur in existing professional malpractice insurance markets, similar to the hard market conditions of the 1980s. In that event, AmerInst’s financial strength ensures the likelihood that your Company will be able to provide, subject to normal underwriting standards, affordable professional liability insurance – first to its shareholders and then to other CPA practitioners.

2007 Activities/Accomplishments:

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In 2007, the Board formed a Shareholder Advisory Group composed of Board members and shareholders to develop parameters for the strategic future of AmerInst. From time-to-time, the Board may solicit thoughts from shareholders to ensure that the Company continues to fulfill its mission – to provide stability in the insurance markets while helping AmerInst create a legacy for future generations of CPAs.

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Beginning in the fall of 2007, the Board has been engaged in a strategic planning process to determine the Company’s long term goals for the next decade in order to enhance shareholder value. As we go through this process, it becomes more apparent that we have many opportunities and challenges ahead. This process will be completed soon and the Board will make a report on its findings at the Annual General Meeting in June 2008.

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Since 2005, the Company’s Community Relations Program has honored CPA State Societies that actively give back to their communities. We are pleased to announce that this year’s winners are Montana and Washington. Each state society will be awarded a $5,000 grant for its innovative and extraordinary work. This year’s winners join previous honorees Michigan, Kentucky, Ohio and New Hampshire.

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Your Company continued to keep shareholders abreast of our activities through regular shareholder letters and a bi-annual newsletter, AmerInst Advisor. You will find current information about our activities on our website, http://www.AmerInst.bm, and in the most recent issue of AmerInst Advisor.

Shareholder Benefits:

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AmerInst continues to provide strong returns to investors. In recent years, the board has implemented certain initiatives intended to improve shareholder liquidity and increase the capital invested in AmerInst.

•	Your Company currently stands ready to buy back shares at book value from shareholders at retirement, disability or death.

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Our original shareholders have seen the value of their investment increase more than fourfold from the original offering price of $8.33, the adjusted cost per share in December 1987, to $36.17 per share at December 31, 2007. During this time, shareholders received total dividend payments exceeding 100% of their original investment. The Company continued a regular annual dividend, which has increased in 2008 to $.94 per share. To the extent permitted under applicable regulatory requirements, and so long as appropriate in light of the Company’s financial condition, the Company intends to continue to pay annual dividends of $.94 per share. For all of you who helped to launch AmerInst in 1987, your investment has resulted in an effective annual rate of return of 10.69% when measured by a total rate of return calculation.

Due to multiple market events in the 1980’s, there was a lack of adequate liability insurance protection for the CPA profession, and many CPA firms could not afford to purchase protection – as a result, they went “bare.”

It has been two decades since the insurance markets behaved that erratically, and we hope that financial conditions will remain stable so that this situation will not occur again. Nevertheless, our goal is to operate a conservatively-driven financial services company that stands ready to offer liability insurance protection to the accounting community.

We gratefully acknowledge and thank the foresight of those CPA firms who originally invested in AmerInst in 1988. Our original mission remains intact. We are passionately devoted to providing protection for generations of CPA firms while maintaining and enhancing the value of all of your investments in AmerInst.

I am pleased and honored to be your Chairman and by the confidence the Board has expressed in me and these initiatives. I pledge my unflagging efforts to achieve AmerInst’s mission.

If you have questions or comments, please contact me at (505) 998-3205 or idiamond@redw.com. I will be delighted to hear from you.

Irv Diamond, CPA

Chairman

Safe Harbor Statement under the Private Securities Reform Act of 1995

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to AmerInst’s completion of its strategic plan, AmerInst’s willingness to repurchase shares of its common stock at book value upon the retirement, disability or death of a shareholder and the amount and timing of future shareholder dividends. Additionally, words such as “intend,” “plan,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the difficulties in designing and implementing a strategic plan, unexpected events which require AmerInst to conserve its working capital and changes in the legal or regulatory environment in which AmerInst operates. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2007. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.

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